UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Consent Statement

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☒	Soliciting Material Pursuant to § 240.14a-12

Dynegy Inc.

(Name of Registrant as Specified in its Charter)

Seneca Capital International Master Fund, L.P.

Seneca Capital, L.P.

Seneca Capital Investments, L.P.

Seneca Capital Investments, LLC

Seneca Capital International GP, LLC

Seneca Capital Advisors, LLC

Douglas A. Hirsch

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

SAVING DYNEGY: THE TRAVESTY CONTINUES

NEW YORK, December 20—Seneca Capital, the second largest shareholder of Dynegy Inc. (NYSE: DYN) with a 12% economic interest (including 9.3% voting common stock), is writing in response to Dynegy’s astounding announcement on December 15, 2010 that it has entered into an agreement to be acquired by an affiliate of Icahn Enterprises Holdings LP (“IEP”), an affiliate of Dynegy’s largest shareholder, for $5.50 per share in cash. Seneca Capital urges Dynegy shareholders to NOT TENDER their stock. It is the WRONG PRICE at the WRONG TIME for the WRONG REASONS.

Epic Misalignment: In what Seneca Capital believes was reckless disregard for their duties, after just three weeks, Dynegy’s Board abandoned its pretense of an “open alternatives process” in a desperate stratagem to lock-up support from the Company’s largest shareholder against the pending consent solicitation to remove Directors. Dynegy’s continued mission to impose a transaction upon shareholders at any price – and at any cost – is a brazen attempt to disenfranchise shareholders and to seize management’s $38 million change-of-control severance. After shareholders resoundingly and rightly rejected the Company’s transparent, scorched-earth campaign (including dire warnings that Dynegy stock would plummet if the Blackstone deal was voted down), Dynegy leadership’s frantic attempts to sell the Company have degenerated into a carnival barker-like spectacle.

“A Careful Review”???: On November 23rd – in the aftermath of a second desperate and failed effort to obtain shareholder approval for the proposed Blackstone transaction – Dynegy publicly pledged to “carefully review its standalone restructuring alternatives.” Obviously, the Board’s pledge to form a special committee (comprised of members that have purchased a combined total of less than 16,000 shares) and then engage an independent restructuring advisor (and independent counsel?) to explore standalone, value-enhancing options, including asset sales, debt restructuring and cost cutting amounted to nothing more than lip service. Seneca Capital believes the Board’s derelict abandonment of this “careful review” is a setback to the principles of corporate governance and undermines the Board’s ability to maximize shareholder value.

An Offer Too Good to Refuse: Why would the Board urgently abandon its open alternatives process and rush to lock up a merger agreement with the Company’s largest shareholder and one of its strongest critics? Facing the likely removal of the CEO-Chairman and one other Director from the Board in the coming weeks, the Board enticed Dynegy’s largest shareholder with a virtual “give away” of the Company and a $16 million break-fee (nearly $0.90 per share of its holdings) in return for IEP and its affiliates’ agreement to vote in favor of a cash transaction from a subsequent bidder and, vitally important to management, to vote against Seneca Capital’s consent solicitation. In a panic, sparing no tactic to secure a change-of-control and thereby to trigger lucrative severance arrangements, Dynegy short-circuited the customary buyer diligence process by providing for post-signing diligence in the proposed merger agreement. The Board’s willingness to squander shareholder funds and trample corporate democracy in desperate pursuit of protecting management has again reared its ugly head. Less than one month ago, the Board granted a $16 million break-fee to Blackstone in return for a minimal purchase price bump that yielded barely 26% support. This is also the same Board that agreed, in August of 2009, to purchase nearly 30% of the Company from the then-largest shareholder at $9.65 per share.

A Christmas Go-Shop: How can the Board realistically justify to shareholders (that overwhelmingly rejected the proposed Blackstone mergers) that rushing to sell Dynegy for a discounted cash price at a low-point in the cycle is the best path forward? Seneca Capital believes that conducting a hasty auction for Dynegy during the heart of the holiday season is completely inconsistent with the Board’s duties to maximize shareholder value but unfortunately completely consistent with Dynegy leadership’s misalignment with shareholders. The absurdity of this Christmas auction surpasses even last August’s “go-shop” process that included Blackstone’s exclusive rights to sell nearly one-third of the Company’s assets to NRG as well as favorable incumbent matching rights. It is also Seneca Capital’s belief that Dynegy has continued to stall bidders eager to engage in due diligence, proffering onerous confidentiality agreements at the same time that management raced to secure a change-of-control transaction with the Company’s largest shareholder (formerly, one of management’s most ardent opponents) ahead of the Seneca Capital consent solicitation.

The Difference Between Truth and Fiction is That Fiction Has to Make Sense: Based on Dynegy’s proxy and 8-K disclosures, Seneca Capital estimates that Dynegy leadership is willing to spend well over $100 million in fees (break-fees, fees for banking, legal, proxy, public relations as well as change-of-control payments) – nearly 15% of Dynegy’s equity market capitalization – to ensure that the Company is sold as quickly as possible. Seneca Capital is gravely concerned with such a desperate and disturbing attempt to protect management’s change of control payout. Seneca Capital believes that this reckless willingness to deplete shareholder funds in combination with the failed scorched-earth campaign, unprecedented special meeting “recess” and the abandoned “careful review” of stand-alone alternatives has irreparably stripped Dynegy leadership of the credibility necessary to steward the Company.

A Bitter Pill to Swallow: The Board continues to enforce a highly-restrictive shareholder rights plan that prevents large shareholders from acquiring even non-voting instruments at prices well in excess of the level at which the Board has now agreed to sell the Company three times.

Only Proper Alignment Can Create Proper Value: Seneca Capital continues to vigorously pursue a consent solicitation to restore credibility and protect shareholder value by replacing the CEO-Chairman and one other Board member with Hunter Harrison, a pioneering railroad executive, and Jeff Hunter, a successful power industry veteran. Mr. Harrison and Mr. Hunter are fully aligned with the proposition of driving value for Dynegy shareholders – Mr. Harrison has already purchased 500,000 shares personally and Mr Hunter has committed to purchase 300,000 shares while serving on the Board.

Seneca Capital continues to believe that Dynegy is the premier vehicle to play a power-price recovery with a valuation of $6-$7 per share today, rising to $16-$18 per share in a recovery. Seneca Capital remains fully committed to its objective of enhancing value for Dynegy shareholders and continues to actively pursue all options available to achieve this objective.

Seneca Capital urges shareholders to NOT TENDER their stock in the IEP offer. It is the WRONG PRICE at the WRONG TIME for the WRONG REASONS.

Contact:

for Seneca Capital

Patrick Linehan and Scott Hoffman, Robinson Lerer & Montgomery, 646-805-2047

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (together with each of the foregoing, “Seneca Capital”) have jointly made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent statement and a consent card to be used to replace two members of the Dynegy Inc. (“Dynegy”) Board of Directors and to adopt certain other proposals set forth in the consent statement.

SENECA CAPITAL ADVISES ALL STOCKHOLDERS OF DYNEGY TO READ THE CONSENT STATEMENT AND OTHER CONSENT SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE CONSENT SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT, ONCE AVAILABLE, WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ CONSENT SOLICITOR AT THE TELEPHONE NUMBER INCLUDED IN THE DEFINITIVE CONSENT STATEMENT, ONCE AVAILABLE.

Each of Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (the “Participants”) is a participant in this solicitation. Douglas A. Hirsch is the managing member of each of Seneca Capital Investments, LLC, Seneca Capital International GP, LLC and Seneca Capital Advisors, LLC. The principal occupation of Mr. Hirsch is investment management. Seneca Capital Investments, LLC is the general partner of Seneca Capital Investments, L.P. Seneca Capital International GP, LLC is the general partner of Seneca Capital International Master Fund, L.P., and Seneca Capital Advisors, LLC is the general partner of Seneca Capital, L.P. The principal business address of Mr. Hirsch, Seneca Capital Investments, LLC, Seneca Capital Investments, L.P., Seneca Capital International GP, LLC, Seneca Capital International Master Fund, L.P., Seneca Capital Advisors, LLC and Seneca Capital, L.P. is c/o Seneca Capital Investments, LP, 590 Madison Avenue, 28th Floor, New York, New York 10022.

As of December 17, 2010, Seneca Capital International Master Fund, L.P. beneficially owned 7,712,100 shares of Dynegy’s common stock, par value $0.01 per share (“Shares”), representing beneficial ownership of approximately 6.4% of the Shares. As of December 17, 2010, Seneca Capital, L.P. beneficially owned 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, and Mr. Hirsch may be deemed to beneficially own 11,226,500 Shares, representing beneficial ownership of approximately 9.3% of the Shares, held in the aggregate by Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. Seneca Capital International GP, LLC may be deemed to beneficially own 7,712,100 Shares, representing beneficial ownership of approximately 6.4% of the Shares, held by Seneca Capital International Master Fund, L.P. Seneca Capital Advisors, LLC may be deemed to beneficially own 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares, held by Seneca Capital, L.P. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch disclaims beneficial ownership of the Shares except to the extent of its or his pecuniary interest therein, and this filing shall not be deemed an admission of beneficial ownership of such Shares for any purpose.

As of December 17, 2010, Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. held European-style call options, providing the right to purchase 2,331,400 and 1,059,600 shares, respectively at an exercise price of $0.01 per share by delivery of notice of exercise as of April 15, 2011.